Exhibit 99.1

Mannatech Reports Financial Results for Fourth Quarter and Year Ended 2025

(Flower Mound, Texas) April 15, 2026 - Mannatech, Incorporated (NASDAQ: MTEX), ("Mannatech" or "Company"), global health and wellness company committed to transforming lives to make a better world, today announced financial results for its fourth quarter and year ended 2025.

Fourth Quarter Results

Fourth quarter net sales for 2025 were $26.6 million, a decrease of $2.4 million, or 8.2%, as compared to $29.0 million in the fourth quarter of 2024. During the fourth quarter, the Company's net sales declined 7.6% on a Constant dollar basis (a Non-GAAP financial measure); unfavorable foreign exchange during the fourth quarter caused a decrease of $0.2 million in net sales as compared to the fourth quarter of 2024.

Gross profit as a percentage of net sales decreased to 75.3% for the three months ended December 31, 2025, as compared to 80.5% for the same period in 2024.

Commissions as a percentage of net sales were 38.0% for the three months ended December 31, 2025, as compared to 40.6% for the same period in the prior year. Incentive costs as a percentage of net sales were 1.1% for the three months ended December 31, 2025, as compared to 1.0% for the same period in 2024.

For the three months ended December 31, 2025, overall selling and administrative expenses decreased by $0.6 million to $9.8 million, as compared to $10.4 million for the same period in 2024. The decrease in selling and administrative expenses consisted primarily of a $0.2 million decrease in legal and consulting fees, a $0.1 million decrease in travel and entertainment costs, a $0.1 million decrease in bad debt, a $0.1 million decrease in miscellaneous administrative expenses and a $0.1 million decrease in warehouse costs.

Fourth quarter operating loss for 2025 was $0.2 million as compared to operating income of $0.9 million for the fourth quarter of 2024.

Fourth quarter net loss was $11.3 million, or $5.94 per diluted share, for the fourth quarter 2025, as compared to net income of $2.3 million, or $1.20 per diluted share, for the fourth quarter 2024. The higher net income in 2024 was a result of foreign currency exchange gains.

The approximate number of new and continuing independent associate and preferred customer positions held by individuals in Mannatech’s network and associated with purchases of its packs or products as of  December 31, 2025 and 2024 was approximately 114,000 and 133,000, respectively. Recruiting decreased 23.1% in the fourth quarter of 2025 as compared to the fourth quarter of 2024. The number of new independent associate and preferred customer positions in the Company’s network for the fourth quarter of 2025 was 11,234 as compared to 14,615 in 2024.

Year End Results

Net sales for 2025 were $108.0 million, a decrease of $9.9 million, or 8.3%, as compared to $117.9 million in 2024. Foreign currency exchange rate fluctuations had an overall unfavorable impact on 2025 net sales, reducing revenue by approximately $1.9 million compared to the prior year. On a Constant dollar basis (a Non-GAAP financial measure), net sales declined 6.8% in 2025 as compared to 2024. A significant portion of the revenue decline-approximately 15% of the total decrease in North America-was attributable to the implementation of a new ordering system, which negatively impacted sales.

Gross profit as a percentage of net sales decreased to 74.9% for 2025, as compared to 77.6% for 2024 largely due to increased costs related to supply chain challenges, including increased product costs and increased freight costs.

Commissions as a percentage of net sales were 37.6% for the year ended December 31, 2025 and 39.2% for the same period in the prior year. The costs of incentives, as a percentage of net sales decreased to 1.1% for the year ended December 31, 2025, as compared to 1.8% for the same period in 2024.

For the years ended December 31, 2025 and 2024, overall selling and administrative expenses were $39.6 million and $41.7 million, respectively. The decrease of $2.1 million primarily includes a $1.6 million decrease in payroll related costs, $0.6 million decrease in warehouse costs, a $0.1 million decrease in travel and entertainment, a $0.1 million decrease in charitable contributions, a $0.1 million decrease in miscellaneous administrative expenses, which was offset by a $0.4 million increase in marketing costs.

Operating loss was $0.4 million in 2025 as compared to an operating income of $1.4 million in 2024.

For the year ended December 31, 2025, the Company recorded an income tax provision of $12.3 million. The provision primarily reflects (i) the recognition of valuation allowances in certain jurisdictions based on updated assessments of the realizability of deferred tax assets, driven by changes in the expected mix of earnings across jurisdictions, and (ii) the recording of a deferred tax liability related to outside basis differences in certain foreign subsidiaries

The combined DTA allowance adjustment and DTL recorded resulted in an additional $11.5 million charge to deferred tax expense, bringing the total net deferred tax position from a net deferred tax asset of $1.8 million at December 31, 2024, to a net deferred tax liability of $9.7 million at December 31, 2025.

Management notes that the DTL recorded as of December 31,2025, reflects the Company's current assessment of the provision under ASC 740-30 with respect to undistributed earnings of foreign subsidiaries and does not represent a current cash tax obligation. The Company continues to evaluate available planning strategies and structural options to mitigate the long-term impact of its tax structure, including those related to intercompany balances and applicable tax treaties across its international subsidiary network

Primarily due to foreign exchange losses, other expense was $2.1 million for the year ended December 31, 2025. At December 31, 2024, other income was $2.6 million, primarily due to foreign exchange gains.

Net loss for 2025 was $15.2 million, or $8.00 per diluted share, as compared to net income of $2.5 million, or $1.32 per diluted share, for 2024

As of December 31, 2025, the Company's cash and cash equivalents decreased to $6.2 million from $11.4 million as of December 31, 2024.

Landen Fredrick, President and CEO, acknowledged that "2025 was a challenging year for Mannatech, particularly in North America, where system-related issues affected our sales momentum. In the Asia/Pacific region, we also continued to face persistent economic challenges. However, we remain focused on implementing new revenue programs and incentives, operating as a lean organization, and carefully managing our expenses moving forward."

Liquidity and Cash Flow

For the fiscal year ended December 31, 2025, Mannatech generated net sales of $108.0 million against a backdrop of broader macroeconomic pressures affecting the global direct-selling industry. While net sales reflected a year-over-year decline of $9.9 million compared to 2024, the Company responded with meaningful operational discipline, reducing total operating expenses by $8.6 million, including a $6.6 million reduction in commissions and incentives and a $2.1 million reduction in selling and administrative expenses.

Gross profit of $81.0 million reflects a gross margin of 74.9%, demonstrating the continued strength and resilience of the Company's product economics. Operating loss from core business activities was $0.4 million, a near-breakeven result that underscores the effectiveness of cost management efforts relative to the revenue environment.

The reported net loss of $15.2 million is predominantly attributable to income tax charges of $12.3 million, which includes a non-cash deferred income tax expense of $11.5 million. These charges represent non-cash accounting adjustments and do not reflect operating cash consumption. The Company's net operating cash outflow of $2.8 million reflects primarily the timing of working capital settlements; underlying cash consumption before working capital movements was less than $1.1 million for the year.

During the year ended December 31, 2025, management made significant progress in reducing aged payables, strengthening vendor relationships and improving the overall quality of the balance sheet. Finance lease obligations were substantially reduced, with repayments declining from $1.6 million in 2024 to $0.3 million in 2025, reflecting a meaningfully lighter obligation profile.

The Company ended the fiscal year with $7.0 million in cash and cash equivalents. Management remains focused on operational efficiency, global market development, and prudent capital stewardship as the Company navigates the current business environment.

Management's Statement

The Company experienced an increase in costs during the period, driven by a combination of factors including rising tariffs, global supply chain pressures, and the broader geopolitical climate. Evolving trade policies and the imposition of new or expanded tariffs have contributed to higher input costs, increased logistics expenses, and greater supplier pricing volatility. These dynamics, amplified by ongoing geopolitical uncertainties, have placed incremental pressure on our cost structure and margins. The Company continues to monitor these developments closely and is actively pursuing mitigation strategies, including supplier diversification, pricing adjustments, and operational efficiencies. However, our ability to fully offset these impacts may be constrained by operational capacity, supplier limitations, and continued market volatility, particularly in the near term. Should geopolitical tensions and trade policy conditions persist or deteriorate further, there could be a continued adverse effect on our costs, margins, and overall financial performance.

Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this press release and related tables include certain non-GAAP financial measures, including a presentation of Constant dollar measures. The Company discloses operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Gross Profit, and Income from Operations.

The Company believes that these non-GAAP financial measures provide useful information to investors because they are an indicator of the strength and performance of ongoing business operations. The constant currency figures are financial measures used by management to provide investors with an additional perspective on trends. Although management believes the non-GAAP financial measures enhance investors’ understanding of their business and performance, these non-GAAP financial measures should not be considered an exclusive alternative to accompanying GAAP financial measures. Please see the accompanying table entitled "Non-GAAP Financial Measures" for a reconciliation of these non-GAAP financial measures.

Safe Harbor statement

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “may,” “will,” “should,” "hope," “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “approximates,” “predicts,” “projects,” “potential,” and “continues” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Mannatech believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Mannatech’s inability to attract and retain associates and members, increases in competition, litigation, regulatory changes, and its planned growth into new international markets. Although Mannatech believes that the expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

^ Mannatech operates in China under a cross-border e-commerce platform that is separate from its network marketing model.

Individuals interested in Mannatech's products or in exploring its business opportunity can learn more at Mannatech.com.

Contact Information:

Erin K. Barta

General Counsel and Corporate Secretary

214-724-3378

ir@mannatech.com

www.mannatech.com

MANNATECH, INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS - (UNAUDITED)

(in thousands, except share and per share information)

	December 31, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$6,185	$11,396
Restricted cash	550	550
Accounts receivable, net of allowance for credit losses of $756 and $935 as of December 31, 2025 and 2024, respectively	1	19
Income tax receivable	736	737
Inventories, net	10,123	10,405
Prepaid expenses and other current assets	1,701	1,755
Deferred commissions	1,280	1,259
Total current assets	20,576	26,121
Property and equipment, net	3,140	2,858
Operating lease right-of-use assets	3,292	2,094
Other assets	2,751	2,644
Deferred tax assets, net	—	1,770
Long-term restricted cash	234	569
Total assets	$29,993	$36,056
LIABILITIES AND SHAREHOLDERS’ EQUITY
Commissions and incentives payable	$7,118	$8,642
Accrued expenses	3,128	3,832
Deferred revenue	3,086	3,027
Accounts payable	2,410	2,070
Current portion of operating lease liabilities	1,671	1,178
Taxes payable	1,029	1,788
Current notes payable	—	84
Current portion of finance lease liabilities	293	275
Total current liabilities	18,735	20,896
Long-term notes payable, excluding current portion	2,750	2,900
Operating lease liabilities, excluding current portion	2,253	1,576
Other long-term liabilities	1,340	1,390
Finance lease liabilities, excluding current portion	388	680
Deferred tax liabilities, net	9,750	—
Total liabilities	35,216	27,442
Commitments and contingencies (Note 13)
Shareholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.0001 par value, 99,000,000 shares authorized, 2,742,857 shares issued and 1,900,930 shares outstanding as of December 31, 2025 and 2,742,857 shares issued and 1,884,814 shares outstanding as of December 31, 2024	—	—
Additional paid-in capital	33,032	33,027
Retained earnings (accumulated deficit)	(14,024)	1,189
Accumulated other comprehensive loss	(4,669)	(5,666)
Treasury stock, at average cost, 841,927 shares as of December 31, 2025 and 858,043 shares as of December 31, 2024	(19,562)	(19,936)
Total shareholders’ equity	(5,223)	8,614
Total liabilities and shareholders’ equity	$29,993	$36,056

MANNATECH, INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - (UNAUDITED)

(in thousands, except per share information)

	For the three months ended		For the years ended
	December 31,		December 31,
	2025	2024	2025	2024
Net sales	$26,635	$29,007	$108,038	$117,866
Cost of sales	6,584	5,643	27,079	26,406
Gross profit	20,051	23,364	80,959	91,460
Operating expenses:
Commissions and incentives	10,415	12,072	41,727	48,309
Selling and administrative expenses	9,793	10,428	39,658	41,722
Total operating expenses	20,208	22,500	81,385	90,031
(Loss) income from operations	(157)	864	(426)	1,429
Interest expense, net	(127)	(83)	(406)	(279)
Other income (expense), net	494	2,095	(2,057)	2,590
Income (loss) before income taxes	210	2,876	(2,889)	3,740
Income tax provision	(11,505)	(614)	(12,324)	(1,250)
Net income (loss)	$(11,295)	$2,262	$(15,213)	$2,490
Income (loss) per common share:
Basic	$(5.94)	$1.20	$(8.00)	$1.32
Diluted	$(5.94)	$1.20	$(8.00)	$1.32
Weighted-average common shares outstanding:
Basic	1,901	1,885	1,901	1,885
Diluted	1,901	1,885	1,901	1,885

Net sales by region for the fiscal year 2025 and 2024 were as follows (in millions, except percentages):

	December 31,
Region	2025		2024
Americas	$32.5	30.1%	$39.7	33.7%
Asia/Pacific	66.4	61.5%	69.0	58.5%
EMEA	9.1	8.4%	9.2	7.8%
Total net sales	$108.0	100.0%	$117.9	100.0%

Non-GAAP Financial Measures (Sales, Gross Profit and Income from Operations in Constant Dollars)

To supplement its financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Mannatech discloses operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Gross Profit, and Income from Operations. It refers to these adjusted financial measures as Constant dollar items, which are non-GAAP financial measures. The Company believes these measures provide investors with an additional perspective on trends. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, it calculates current year results and prior year results at a constant exchange rate, which is the prior year’s rate. Currency impact is determined as the difference between the actual GAAP results and the recalculated results for the current year at the Constant dollar rates.

The tables below reconcile fiscal year 2025 and 2024 Constant dollar net sales, gross profit and income from operations to GAAP net sales, gross profit and income from operations. (in millions, except percentages):

Year ended	2025			2024	Constant $ Change
	GAAP		Non-GAAP	GAAP
	Measure:	Translation	Measure:	Measure:
	Total $	Adjustment	Constant $	Total $	Dollar	Percent
Net sales	$108.0	$1.9	$109.9	$117.9	$(8.0)	(6.8)%
Gross profit	$81.0	$1.4	$82.4	$91.5	$(9.1)	(9.9)%
Loss from operations	$(0.4)	$0.5	$0.1	$1.4	$(1.3)	(93.0)%

MANNATECH, INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the years ended December 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$ (15,213)	$ 2,490
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	1,092	1,534
Non-cash operating lease expense	1,572	1,541
Provision for inventory losses	120	777
Reversal of allowance for credit losses	(128)	(312)
Loss on disposal of assets	—	2
Gain on disposal of subsidiary	—	(228)
Unrealized loss (gain) from foreign exchange	1,563	(3,257)
Stock-based compensation expense	379	291
Deferred income taxes	11,520	(159)
Changes in operating assets and liabilities:
Accounts receivable	173	344
Income tax receivable	4	(277)
Inventories	313	2,474
Prepaid expenses and other current assets	835	2,094
Deferred commissions	(19)	859
Other assets	(226)	625
Accounts payable	315	(1,857)
Accrued expenses and other long-term liabilities	(2,912)	(4,289)
Taxes payable	(781)	451
Commissions and incentives payable	(1,628)	887
Deferred revenue	58	(1,729)
Net cash (used in) provided by operating activities	(2,963)	2,261
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(1,353)	(297)
Proceeds from sale of assets	—	12
Net cash used in investing activities	(1,353)	(285)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	—	3,600
Repayment of note payable	(234)	—
Repayment of finance lease obligations and other financing obligations	(327)	(1,639)
Net cash (used in) provided by financing activities	(561)	1,961
Effect of currency exchange rate changes on cash and cash equivalents and restricted cash	(669)	(809)
(Decrease) increase in cash and cash equivalents and restricted cash	(5,546)	3,128
Cash and cash equivalents and restricted cash at the beginning of the year	12,515	9,387
Cash and cash equivalents and restricted cash at the end of the year	$ 6,969	$ 12,515